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As filed with the Securities and Exchange Commission on February 4, 2011

Registration No. 333-170738

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLARUS THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	20-0177717
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

555 Skokie Boulevard
Suite 340
Northbrook, IL 60062
(847) 562-4300
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Robert E. Dudley, Ph.D.
Chief Executive Officer and President
Clarus Therapeutics, Inc.
555 Skokie Boulevard, Suite 340
Northbrook, IL 60062
(847) 562-4300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Mitchell S. Bloom, Esq. Arthur R. McGivern, Esq. Goodwin Procter LLP 53 State Street Boston, Massachusetts 02109 (617) 570-1000	Joel S. Klaperman, Esq. Danielle Carbone, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

Clarus Therapeutics, Inc. has prepared this Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-170738) for the purpose of filing Exhibit 1.1 to the Registration Statement with the Securities and Exchange Commission. This Amendment No. 5 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ Global Market listing fee.

Total
Securities and Exchange Commission registration fee	$6,150
FINRA filing fee	9,125
NASDAQ Global Market listing fee	125,000
Printing and engraving expenses	250,000
Legal fees and expenses	1,100,000
Accounting fees and expenses	350,000
Transfer agent and registrar fees	10,000
Miscellaneous expenses	149,725

Total expenses	$2,000,000

*
To be provided by amendment.

Item 14.   Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation, in its certificate of incorporation, may limit the personal liability of a director of the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

    •
    Transaction from which the director derived improper personal benefit;

    •
    Act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

    •
    Unlawful payment of dividends or redemption of shares; or

Breach of a director's duty of loyalty to the corporation or its stockholders.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Article VII of our Amended and Restated Certificate of Incorporation to be effective upon completion of this offering (the "Charter"), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Article V of our Amended and Restated By-Laws, to be effective upon completion of this offering (the "By-Laws"), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director's, officer's or employee's behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of our board of directors, to certain officers and employees.

In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.

In addition to the indemnification provisions in our Charter and By-Laws, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and executive officers, and such entities to the fullest extent permitted by law.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In the underwriting agreement we will enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold by us in the three years preceding the filing of this registration statement:

    •
    On November 7, 2007, we sold 2,166,016 shares of our Series C redeemable convertible preferred stock at a per share price of $0.825 to holders of more than 5% of our voting securities for aggregate consideration of $1,786,963.

    •
    On May 6, 2008, we sold 2,666,668 shares of our Series C redeemable convertible preferred stock at a per share price of $0.825 to holders of more than 5% of our voting securities for aggregate consideration of $2,200,001.

    •
    On March 3, 2009, we sold 1,333,334 shares of our Series C redeemable convertible preferred stock at a per share price of $0.825 to holders of more than 5% of our voting securities for aggregate consideration of $1,100,001.

    •
    On June 12, 2009, we sold 3,272,726 shares of our Series C redeemable convertible preferred stock at a per share price of $0.825 to holders of more than 5% of our voting securities for aggregate consideration of $2,700,000.

    •
    On March 5, 2010, we issued convertible notes in the aggregate amount of $900,000 to holders of more than 5% of our voting securities. Interest accrued on the convertible notes at a rate of 10%. On November 19, 2010, the aggregate principal and accrued and unpaid interest under these convertible notes were exchanged for convertible notes under the Note and Warrant Purchase Agreement, or the Purchase Agreement, that we entered into with our existing investors and their affiliates, as described below. The principal and accrued and unpaid interest under these convertible notes will automatically convert into shares of common stock upon the closing of this offering at the initial offering price.

    •
    On May 19, 2010, we issued convertible notes in the aggregate amount of $1.2 million to holders of more than 5% of our voting securities. Interest accrued on the convertible notes at a rate of 10%. On November 19, 2010, the aggregate principal and accrued and unpaid interest under these convertible notes were exchanged for convertible notes under the Purchase Agreement, that we entered into with our existing investors and their affiliates, as described below. The principal and accrued and unpaid interest under these convertible notes will automatically convert into shares of common stock upon the closing of this offering at the initial offering price.

    •
    On September 20, 2010, we issued convertible notes in the aggregate amount of $1.0 million to holders of more than 5% of our voting securities. Interest accrued on the convertible notes at a rate of 10%. On November 19, 2010, the aggregate principal and accrued and unpaid interest under these convertible notes were exchanged for convertible notes under the Purchase Agreement, that we entered into with our existing investors and their affiliates, as described below. The principal and accrued and unpaid interest under these convertible notes will automatically convert into shares of common stock upon the closing of this offering at the initial offering price.

    •
    On November 19, 2010, we entered into the Purchase Agreement, pursuant to which our existing investors and their affiliates committed to purchase up to $10.0 million in convertible notes. All convertible notes issued under the Purchase Agreement carry an interest rate of 10% per year and have a maturity date of September 30, 2011. On the same date, November 19, 2010, the existing investors and their affiliates purchased $1.0 million in convertible notes under the Purchase Agreement. The principal and accrued and unpaid interest under these convertible notes will automatically convert into shares of common stock upon the closing of this offering at the initial offering price. The investors will also receive warrants to purchase up to that number of shares of common stock in this offering equal to 30% of the principal amount of the convertible notes purchased for cash under the Purchase Agreement, including the $1.0 million issued for cash on November 19, 2010, divided by the initial offering price. No warrants were issued in connection with the exchange of the convertible notes issued from March 2010 through September 2010. The exercise price for the warrants is equal to 80% of the initial offering price. The warrants can be exercised for a period of three years from their issuance.

    •
    From January 1, 2007 through September 30, 2010, we granted stock options under our 2004 Plan to purchase an aggregate of 285,712 shares of common stock with a weighted-average exercise price of $0.18 per share, to certain of our employees, consultants and directors.

Securities Act Exemptions

We deemed the offers, sales and issuance of the convertible notes described above to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. We deemed the offers, sales and issuances of the Series C redeemable convertible preferred stock described above and to the extent applicable a portion of the stock options described above granted to executive officers to be exempt from registration under the Securities Act in reliance on Regulation D and Rule 506 under the Securities Act, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options described above to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Item 17.    Undertakings

The undersigned Registrant hereby undertakes to:

(a)    provide to the underwriters at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)    The undersigned Registrant hereby undertakes to:

  (1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)  For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, Illinois, on February 4, 2011.

CLARUS THERAPEUTICS, INC.
By:	/s/ ROBERT E. DUDLEY Robert E. Dudley, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to registration statement has been signed by the following persons in the capacities indicated below on the 4th day of February 2011.

Signature		Title

/s/ ROBERT E. DUDLEY Robert E. Dudley, Ph.D.		Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)
/s/ STEVEN A. BOURNE Steven A. Bourne		Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)
* Bruce C. Robertson, Ph.D.		Director
* James E. Thomas		Director
* Michael Wasserman, Ph.D.		Director
* Alex Zisson		Director
*By:	/s/ ROBERT E. DUDLEY Robert E. Dudley Attorney-in-fact

 EXHIBIT INDEX

Number	Description
1.1	Form of underwriting agreement
3.1**	Form of Fifth Amended and Restated Certificate of Incorporation (to be effective upon the pricing of this offering)
3.2**	Form of Sixth Amended and Restated Certificate of Incorporation (to be effective upon completion of this offering)
3.3**	Amended and Restated By-laws
4.1**	Specimen certificate evidencing shares of common stock
4.2**	Amended and Restated Registration Rights Agreement, dated November 7, 2007
4.3**	Form of Unsecured Convertible Promissory Note
4.4**	Form of Warrant to Purchase Stock
5.1**	Opinion of Goodwin Procter LLP
†10.1**	2004 Stock Incentive Plan, as amended, and form of agreements thereunder
†10.2**	2011 Stock Option and Incentive Plan and form of agreements thereunder
†10.3**	Employment Agreement with Robert Dudley, dated February 13, 2004, as amended
†10.4**	Offer Letter with Steven Bourne, dated February 13, 2004, as amended
†10.5**	Offer Letter with Stanley Penzotti, dated February 27, 2006, as amended
#10.6#**	Softgel Commercial Manufacturing Agreement with Catalent Pharma Solutions, LLC, dated July 23, 2009
10.7**	Lease Agreement with Robert A. Coe & Assoc., Ltd., dated February 1, 2010
10.8**	Note and Warrant Purchase Agreement, dated November 19, 2010
10.9**	Form of Indemnification Agreement
†10.10**	Senior Executive Incentive Bonus Plan
†10.11**	Non-Employee Director Compensation Policy
23.1**	Consent of McGladrey & Pullen, LLP
23.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1**	Power of Attorney
99.1**	Consent of Richard A. King
99.2**	Consent of David E. Riggs

#
Portions of this exhibit have been omitted pursuant to a confidential treatment request and this information has been filed separately with the U.S. Securities and Exchange Commission.

†
Indicates management contract or any compensatory plan, contract or arrangement.

**
Previously filed.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX